Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

Devon Energy Reports First-Quarter 2024 Results and Declares Quarterly Dividend

OKLAHOMA CITY – May 1, 2024 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the first-quarter 2024. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	First quarter production averaged 664,000 oil-equivalent barrels per day, exceeding guidance by 4 percent

•	Delaware Basin production increased 5 percent year over year, driving results that were favorable to guidance

•	Capital activity highlighted by 20 percent-plus improvement in Delaware Basin well productivity year over year

•	Operating cash flow totaled $1.7 billion and free cash flow reached $844 million in the first quarter of 2024

•	Repurchased 4.7 million shares of common stock at a total cost of $205 million in the first quarter

•	Declared fixed-plus-variable dividend payout of $0.35 per share based on first quarter results

•	Balance sheet continued to strengthen with cash balances increasing $274 million to a total of $1.1 billion

•	Year-to-date operating performance drives improved production and financial outlook in 2024

CEO PERSPECTIVE

“By all measures, Devon delivered an outstanding set of results in the first quarter that demonstrated the comprehensive execution we achieved across every element of our disciplined strategy,” said Rick Muncrief, president and CEO.

“This success was showcased by excellent well productivity and efficiency gains from our Delaware-focused program that drove volumes above guidance by a wide margin. Furthermore, our operating margins benefitted from the team’s efforts to drive per-unit costs lower than plan, allowing us to capture the full benefit of rising oil prices during the quarter.

“Based on the impressive operating momentum we have established year to date, we have raised our second quarter and full-year 2024 guidance. This improved outlook raises production targets and increases free cash flow projections, which will enhance our ability to accelerate the return of capital to shareholders,” Muncrief added.

FINANCIAL RESULTS

Devon reported net earnings of $596 million, or $0.94 per diluted share, in the first quarter of 2024. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $730 million, or $1.16 per diluted share.

Devon’s operating cash flow totaled $1.7 billion in the first quarter, a 4 percent increase versus the year-ago period. This level of cash flow funded all the company’s capital requirements and resulted in $844 million of free cash flow for the quarter.

The company’s investment-grade financial position continued to strengthen in the first quarter with cash balances increasing by $274 million to a total of $1.1 billion. The company exited the quarter with outstanding debt of $6.1 billion and a net debt-to-EBITDAX ratio of 0.7 times.

RETURN OF CAPITAL

Based on the first quarter financial performance, Devon declared a fixed-plus-variable dividend of $0.35 per share, payable on June 28, 2024, to shareholders of record at the close of business on June 14, 2024. The dividend payout consists of the fixed dividend at $0.22 per share and a variable distribution of $0.13 per share.

The company also returned capital to shareholders through the continued execution of its share repurchase program. In the first quarter, Devon repurchased 4.7 million shares at a total cost of $205 million. Since program inception in late 2021, the company has repurchased 49.5 million shares, at a total cost of $2.5 billion.

OPERATING RESULTS

Devon’s capital activity in the first quarter averaged 24 operated drilling rigs and 7 completion crews across its asset portfolio. This level of activity resulted in 102 gross operated wells being placed online, with an average lateral length of 9,300 feet.

Production averaged 664,000 oil-equivalent barrels (Boe) per day in the first quarter, exceeding the company’s guidance by 4 percent. Results were driven by better-than-planned well productivity, cycle time improvements that brought forward activity and the easing of infrastructure constraints in the Delaware Basin. Devon’s oil production totaled 319,000 barrels per day in the quarter, which was 48 percent of total volumes.

Upstream capital spending was at the bottom end of the company’s guidance range in the first quarter totaling $842 million. This represents a 3 percent decrease in upstream spending compared to the fourth quarter of 2023. Midstream, carbon and corporate capital totaled $95 million in the quarter.

Devon’s first quarter operating performance was driven by its Delaware Basin asset, which accounted for 66 percent of companywide volumes at 437,000 Boe per day. This production result represents a growth rate of 5 percent compared to the year-ago period, driven by 59 gross operated wells being placed online during the quarter. Average 30-day production rates from this activity reached 3,200 Boe per day, representing a 20 percent-plus improvement in well productivity versus the year ago period.

Production costs, including taxes, averaged $12.43 per Boe in the first quarter. This low-cost structure, coupled with the benefits of high-margin production resulted in field-level cash margins of $31.09 per Boe.

2024 OUTLOOK

Based on the strength of first quarter results, Devon is increasing its full-year 2024 production forecast by 2 percent to a range of 655,000 to 675,000 Boe per day. This incremental production in 2024 is expected to be delivered without an increase in capital spending. The company expects to deliver this improved production outlook with capital spending in a range of $3.3 billion to $3.6 billion, a 10 percent decline versus 2023.

Due to the addition of a fourth Delaware completion crew in January, the company’s capital program in 2024 is expected to be weighted towards the first half of the year. As a result of this activity timing, second quarter production is expected to increase to a range of 670,000 to 690,000 Boe per day and capital spending is estimated to approximate $950 million for the quarter.

Additional details of Devon’s forward-looking guidance for the second quarter and full-year 2024 are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s first-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Thursday, May 2, 2024, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Brooke Baum, 405-552-3448
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and seismicity; climate change and risks related to regulatory, social and market efforts to address climate change; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks relating to global pandemics; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2023 Annual Report on Form 10-K (the “2023 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2023 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2023 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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